SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    000-24745
                             Commission File Number

                                  PATHNET, INC.
             (Exact name of registrant as specified in its charter)

                              1015 31st Street, NW
                              Washington, DC 20007
                                 (202) 625-7284
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)


                          12 1/4% Senior Notes due 2008
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  /X/           Rule 12h-3(b)(1)(i)  / /
         Rule 12g-4(a)(1)(ii) / /           Rule 12h-3(b)(1)(ii) / /
         Rule 12g-4(a)(2)(i)  / /           Rule 12h-3(b)(2)(i)  / /
         Rule 12g-4(a)(1)(ii) / /           Rule 12h-3(b)(2)(ii) / /
                                            Rule 15d-6           / /

         Approximate number of holders of record as of the certificate or notice date: two

         Pursuant to the requirements of the Securities Exchange Act of 1934, Pathnet, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 30, 1998                      By: /s/ Michael A. Lubin
                                                --------------------
                                                Name:  Michael A. Lubin
                                                Title: Vice President,
                                                General Counsel and
                                                Secretary